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                                                                EXHIBIT 99.1

                                         THOMAS H. PAYNE
                                         MARKET FACTS, INC.
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                         847.590.7000

                                         CRISPIN DAVIS
                                         AEGIS GROUP plc
                                         PRESIDENT AND CHIEF EXECUTIVE
                                         0171.470.5000


FOR IMMEDIATE RELEASE

MARKET FACTS TO BE ACQUIRED BY AEGIS GROUP PLC

ARLINGTON HEIGHTS,IL (APRIL 30, 1999)--Market Facts, Inc., (Nasdaq: MFAC), a leading international market research and information company, and Aegis Group plc, one of the world's leading media communication specialists and based in London, today announced that they have entered into a definitive merger agreement providing for the acquisition of Market Facts by Aegis. The approximate value of the transaction is $297 million or $31 per share in cash for Market Facts common stock.

Thomas Payne, president and chief executive officer of Market Facts, said
"We are very pleased to be joining the Aegis family of companies. Aegis will be a powerful business partner for Market Facts and will help us expand the products and services we can offer to clients. Our strategy is to be able to serve the international research needs of our U.S.-based clients and this transaction is a major step in executing that strategy. We feel that both our clients and our employees will benefit from the business combination with Aegis."

Crispin Davis, chief executive of Aegis, said, "Market Facts will complement and enhance our existing media service capability. It will provide a broader base of client revenue for the company, and an excellent platform for growth. The skill base and client fit is excellent. We are buying a leading player in the key US custom research market with an excellent track record, a strong service capability, and a blue chip client list. We see significant opportunities for growth both inside and outside the US."

Market Facts will operate as a subsidiary of Aegis under the direction of its current management.

Under the merger agreement, a subsidiary of Aegis will commence, within five business days, a cash tender offer for all of Market Facts shares of common stock at an offering price of $31.00 per share, net to the seller in cash. Following the cash tender offer and subject to the terms and conditions of the merger agreement, the Aegis subsidiary will be merged into Market Facts and the remaining Market Facts shares will be converted into the right to receive $31.00 per share. As a result of the merger, Market Facts will become a wholly owned subsidiary of Aegis. The tender offer and merger were unanimously approved by Market Facts' Board of Directors.

In connection with the merger agreement, Aegis has entered into irrevocable Option Agreements with certain Market Facts stockholders owning an aggregate of approximately 30% of Market Facts' shares under which such stockholders have, among other things, granted Aegis an irrevocable option to purchase their shares at a price of $31.00 per share.

                                  (continued)



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The transaction is subject to certain conditions, including a requirement that the shares acquired in the tender offer, together with the shares subject to the Option Agreements, constitute at least a majority of Market Facts' outstanding shares. The tender offer is also subject to compliance with certain covenants, no material adverse change with respect to Market Facts having occurred, and the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Aegis is listed on the London stock exchange and is the parent of the Carat Group of operating companies, one of the largest global media planning and buying networks. In 1998, Aegis had revenue of approximately $6.6 billion.

Market Facts is an international organization which specializes in the collection and processing of information intended to help its clients make better marketing decisions. Through its network of offices across the U.S. and Canada and its global affiliations, the Company's primary activity is the design, execution and interpretation of market research conducted on behalf of its clients, which include a majority of the largest 100 multinational consumer products and service companies, as well as many government agencies.

This release contains certain forward-looking information that reflect the current views and expectation of Aegis and Market Facts with respect to future events. Such statements are subject to a number of risks, uncertainties and assumptions, including those described in Market Facts' most recent annual report and From 10-K.

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